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                                                                     EXHIBIT 4.2



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                                VIXEL CORPORATION
                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT



                                FEBRUARY 17, 1998

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                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        This Amended and Restated Investors' Rights Agreement (the "AGREEMENT") is entered into as of February 17, 1998, by and among Vixel Corporation, a Delaware corporation (the "COMPANY"), Greg Olbright (the "FOUNDER") and the individuals and entities set forth on Exhibit A attached hereto (the "HOLDERS").

                                    RECITALS

        A. The Company, the Founder and certain investors of the Company have entered into an Amended and Restated Investor's Rights Agreement (the "PRIOR RIGHTS AGREEMENT") dated as of October 21, 1996, as thereafter amended, pursuant to which the Company granted such investors certain rights and such investors have undertaken certain obligations with respect to their shares of the Company's capital stock.

        B. The Company and certain investors of the Company have entered into the Agreement and Plan of Merger and Reorganization dated as of January 26, 1998 pursuant to which the Company issued to certain investors Series F Preferred Stock of the Company (the "REORGANIZATION AGREEMENT") (the Series F Preferred Stock is herein referred to as the "STOCK").

        C. The Company and the Holders desire to amend and restate the Prior Rights Agreement as set forth in this Agreement.

        D. In consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.      TERMINATION OF AGREEMENTS.

        Effective and contingent upon execution of this Agreement by the Holders and upon the closing of the transactions contemplated by the Reorganization Agreement, the Prior Rights Agreement is hereby amended and restated as set forth herein, and the Company and the Holders hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Holders with respect to registration rights of the Company's securities and certain other rights and obligations set forth herein.

2.      AMENDMENT.

        Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, except as otherwise provided herein, any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Holders of a majority of the outstanding Registrable Securities (as defined below).



                                       1.
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3.      REGISTRATION RIGHTS.

        3.1    DEFINITIONS AS USED IN THIS AGREEMENT.

               (a) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "SECURITIES ACT") and the subsequent declaration or ordering of the effectiveness of such registration statement.

               (b) The term "REGISTRABLE SECURITIES" means:

                      (i) the shares of Common Stock issuable or issued upon conversion of (i) the Series A Preferred Stock and Series B Preferred Stock of the Company held by the Holders (or their Permitted Transferees), (ii) the Series A Preferred Stock of the Company acquired by Herb Alpert upon exercise of a Warrant to purchase 240,000 shares dated July 6, 1994, (iii) the Series A Preferred Stock of the Company acquired by the Holders (or their Permitted Transferees) upon exercise of those certain Warrants to purchase an aggregate of 894,334 shares of Series A Preferred Stock, each dated October 6, 1995 issued pursuant to the Series B Preferred Stock and Series A Warrant Purchase Agreement dated October 6, 1995, (iv) the Series C Preferred Stock of the Company acquired by Comdisco, Inc. (or its Permitted Transferee) upon exercise of a Warrant to purchase 85,714 shares dated January 12, 1996, (v) the Series C Preferred Stock of the Company acquired by Silicon Valley Bank upon exercise of a Warrant to purchase 5,000 shares dated March 5, 1996, (vi) the Series C Preferred Stock of the Company acquired by MMC/GATX Partnership No. 1 upon exercise of a Warrant to purchase 85,000 shares dated March 5, 1996, (vii) 2,000,000 shares of Series D Preferred Stock of the Company acquired by Western Digital Corporation pursuant to the Purchase Agreement dated March 29, 1996, (viii) the Series E Preferred Stock of the Company held by the Holders (or their Permitted Transferees (as defined below)), (ix) the Series E Preferred Stock of the Company acquired by Montgomery Securities (or their Permitted Transferees) upon exercise of those certain Warrants to purchase 69,261 shares dated October 21, 1996, (x) the Series E Preferred Stock of the Company acquired by Transamerica Business Credit Corporation (or their Permitted Transferees) upon exercise of a Warrant to purchase up to 25,000 shares dated May 30, 1997, (xi) the Series F Preferred Stock of the Company held by the Holders (or their Permitted Transferees) and
(xii) the shares of capital stock issued or issuable with respect to the securities referred to in (i)-(xii) above, or upon any other securities issued as a dividend or other distribution with respect to, or in exchange or replacement of, any such securities, excluding, in all cases, any Registrable Securities that are held by a person to whom the rights of a Holder under this Agreement have not been validly transferred in a written instrument pursuant to Sections 3.12 and 6 hereof to a Permitted Transferee.

               (c) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.



                                       2.
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               (d) The term "HOLDER" means any Holder of outstanding Registrable
Securities set forth on Exhibit A and their Permitted Transferees.

               (e) The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the United States Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        3.2    DEMAND REGISTRATION.

               (a) If the Company shall receive at any time after the earlier of
(i) October 1, 1999, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act: (i) for at least twenty percent (20%) of the Registerable Securities then outstanding or
(ii) having an aggregate offering price, before deduction of underwriters discounts and commissions, of at least $15,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 3.2(b), effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within thirty
(30) days of the effective date of such notice delivered by the Company in accordance with Section 7.5.

               (b) The right of any Holder to request registration pursuant to subsection (a) above or to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in a firm underwriting by an underwriter of nationally recognized standing and the inclusion of such Holder's Registrable Securities in the underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the underwriter advises the Holders requesting such registration (the "INITIATING Holders") in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from such underwriting.



                                       3.
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               (c) The Company is obligated to effect only two (2) such
registrations pursuant to this Section 3.2.

               (d) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that, the Company shall not be entitled to delay such registration more than once in any six (6) month period.

        3.3 PIGGYBACK REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to an SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after the effective date of such notice by the Company in accordance with Section 7.5, the Company shall, subject to the provisions of Section 3.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

        3.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.4, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of



                                       4.
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less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3.4; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 3.4; (v) if the Company has, within the one hundred eighty (180) day period preceding the date of such request, effected any registration of its securities pursuant to the Securities Act; (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vii) if the Company shall have effected two such registrations on Form S-3 pursuant to this
Section 3.4.

               (c) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

        3.5 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the earlier of one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), in the registration statement.



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               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant to this Section 3 to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Section 3 and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.



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        3.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

        3.7 EXPENSES OF REGISTRATIONS. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to this Section 3, including, without limitation, all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of: (i) more than two Demand Registrations pursuant to Section 3.2,
(ii) more than two Form S-3 Registrations pursuant to Section 3.4, or (iii) any registration proceeding begun pursuant to Section 3.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses) unless at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 3.2.

        3.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the reasonable opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities which the underwriters reasonably believe will not jeopardize the success of the offering (the "SELLING STOCKHOLDER SECURITIES"), provided, however, that the Selling Stockholder Securities shall first be allocated among the requesting Holders pro rata according to the total amounts of Registrable Securities entitled to be included in such offering by such requesting Holders and then among all other holders of securities requesting and legally entitled to include securities in such offering pro rata based on the total amount of such securities entitled to be included in such offering by such holders and provided, further, that in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case all of the Registrable Securities may be excluded if, in either case, the underwriters make the determination described above and no other stockholder's securities are included. For purposes of this section concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of



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the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such selling stockholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such selling stockholders.

        3.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

        3.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 3:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and any of their respective officers, directors, employees and agents each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Company will pay as incurred to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon



                                       8.
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any Violation, in each case to the extent (and only to the extent) that such
Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, provided, further, that in no event shall any indemnity under this Section 3.10(b) exceed the net proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 3.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.10.

               (d) If the indemnification provided for in this Section 3.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in



                                       9.
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connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control provided that such indemnification provisions are substantially similar to those set forth herein.

               (f) The obligations of the Company and Holders under this Section
3.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

        3.11 REPORTS UNDER THE 1934 ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

        3.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder only to a transferee or assignee acquiring not less than 50,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (a "PERMITTED TRANSFEREE"), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (A) the Permitted Transferee agrees in writing to be bound by the obligations of a Holder under this Agreement and



                                      10.

(B) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. All shares beneficially owned by affiliated entities or persons shall be aggregated together for purposes of determining whether a transferee or assignee in a Permitted Transferee. As a condition of such aggregation, holders of a majority of the shares of the aggregating persons and entities shall designate in writing from time to time one representative for all aggregating persons and entities, and the Company shall be entitled to definitively rely upon the authority of such representative and any action or omission of such representative in exercising or failing to exercise the rights hereunder.

        3.13 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that during the period of up to 180 days following the effective date of the registration statement filed by the Company with respect to its initial public offering under the Securities Act, it shall not, to the extent requested by the underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that the obligations under this Section 3.13 are conditioned upon the officers and the directors of the Company entering into similar agreements.

               (a) To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

        3.14 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 3: (A) after five (5) years following the consummation of the Company's initial sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) (the "INITIAL OFFERING") or (B) at such time following the Company's initial public offering and (i) for so long as such Holder holds Registrable Securities equal to 1% or less of the outstanding stock of the Company and may sell all of such Holder's Registrable Securities under Rule 144(k) or (ii) for so long as such Holder holds Registrable Securities equal to 1% or less of the outstanding stock of the Company and is able to dispose of all of its Registrable Securities in any one (1) three-month period pursuant to Rule 144 (or such successor rule as may be adopted).

        3.15 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date hereof, the Company will not, without the prior written consent of the Holders of at least 50% of the voting power of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company providing for registration rights more favorable than those granted to the Holders hereunder or which allows such holder or prospective holder of any securities of the Company to include such securities in any registration filed under Sections 3.2 or 3.3 hereof, unless under the terms of such agreement such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his Securities will not diminish the amount of Registrable Securities which are included.



                                      11.

4.      ADDITIONAL RIGHTS.

        4.1 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 4.1, the Company hereby grants to each Holder (the "RIGHTHOLDER") a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). For purposes of this
Section 4.1, the term Rightholder includes transferees of shares pursuant to
Section 6.3(a), (b), (c), (d), (e), (f), (g) and (h). The Rightholder shall be entitled to apportion the right of first offer hereby granted among itself and its partners, stockholders and affiliates in such proportions as it deems appropriate.

               (a) In the event the Company proposes to issue New Securities, it shall give the Rightholder written notice (the "NOTICE") of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other material terms on which, it proposes to offer such New Securities and (iv) the number of shares that the Rightholder has the right to purchase under this Section 4.1, based on the Rightholder's Percentage (as defined in Subsection 4.1 (d)(i)).

               (b) Within twenty (20) days after the Notice is given (in accordance with Section 7.5), the Rightholder may elect to purchase, at the price specified in the Notice, up to the number of shares of the New Securities proposed to be issued that the Rightholder has the right to purchase as specified in the Notice. An election to purchase shall be made in writing and must be given to the Company within such twenty (20) day period (in accordance with Section 7.5). The closing of the sale of New Securities by the Company to the participating Rightholder upon exercise of its rights under this Section 4.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

               (c) The Company shall have ninety (90) days after the last date on which the Rightholder's right of first offer lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the execution thereof) to sell the New Securities which the Rightholder did not elect to purchase under this Section 4.1, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within forty-five (45) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Rightholder in the manner provided in this Section 4.1.

               (d) "NEW SECURITIES" shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock; provided that "New Securities" does not include: (A) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns not less than a majority of the voting power of such entity; (B) shares, or options to purchase shares, of the Company's Common Stock and the shares of Common Stock issuable upon exercise of such options, issued pursuant to any



                                      12.

arrangement approved by the Board of Directors to employees, officers and directors of, or consultants, advisors or other persons performing services for, the Company; (C) shares of the Company's Common Stock or Preferred Stock of any series issued in connection with any stock split, stock dividend or recapitalization of the Company; (D) Common Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was a result of the exercise of the right of first offer granted under this Section 4.1 or was subject to the right of first offer granted under this Section 4.1; (E) capital stock or warrants or options for the purchase of shares of capital stock issued by the Company to a lender in connection with any loan or lease financing or technology acquisition transaction approved by the Board of Directors of the Company; and (F) securities sold to the public in an offering pursuant to a registration statement filed with the SEC under the Securities Act.

                      (i) The applicable "Percentage" for the Rightholder shall be the number of shares of New Securities calculated by dividing (A) the total number of shares of Common Stock owned by the Rightholder (assuming exercise of all options, warrants or other rights to purchase capital stock of the Company and conversion of all outstanding shares of Preferred Stock) by (B) the total number of shares of Common Stock outstanding at the time the Notice is given (assuming exercise of all options, warrants or other rights to purchase capital stock of the Company and conversion of all outstanding shares of Preferred Stock).

               (e) The right of first offer granted under this Section 4.1 shall not apply to and shall expire upon the consummation of the Company's Initial Offering.

               (f) The right of first offer granted under this Section 4.1 may be assigned by the Rightholder to a transferee or assignee of the Rightholder's shares of the Company's stock acquiring at least 100,000 (as adjusted for any stock splits, stock dividends and the like) of the Rightholder's shares of the Company's Common Stock (treating all shares of Preferred Stock for this purpose as though converted into Common Stock) (equitably adjusted for any stock splits, subdivision stock dividends, changes, combinations or the like). In the event that the Rightholder shall assign its right of first offer pursuant to this
Section 4.1 but retain not less than 100,000 shares (as adjusted for any stock splits, stock dividends and the like), the Rightholder shall also retain its right of first offer to the extent then applicable under this Section 4.1. All shares beneficially owned by affiliated entities or persons shall be aggregated together for purposes of determining whether a transferee or assignee shall have the right of first offer granted pursuant hereto. As a condition of such aggregation, holders of a majority of the shares of the aggregating persons and entities shall designate in writing from time to time one representative for all aggregating persons and entities, and the Company shall be entitled to definitively rely upon the authority of such representative and any action or omission of such representative in exercising or failing to exercise the rights hereunder.

        4.2    INFORMATION RIGHTS.

               (a) The Company shall deliver to each Holder as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end



                                      13.

of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

               (b) So long as a Holder holds at least 838,464, or, in the case of holders of the Company's Series E or Series F Preferred Stock, 200,000 (as adjusted for any stock splits, stock dividends and the like) shares of Registrable Securities, the Company shall deliver to each such Holder:

                      (i) within twenty (20) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet and comparison to budget for and as of the end of such month, in reasonable detail;

                      (ii) as soon as practicable, but in any event thirty (30) days after the end of each fiscal quarter, a report on financial and operational highlights;

                      (iii) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year; and

                      (iv) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Holder or any assignee of the Holder may from time to time request, provided, however, that the Company shall not be obligated to provide information which the Board of Directors deems in good faith to be proprietary. All shares beneficially owned by affiliated entities or persons shall be aggregated together for purposes of determining whether a Holder shall have the information rights set forth in this Section 4.2. As a condition of such aggregation, holders of a majority of the shares of the aggregating persons and entities shall designate in writing from time to time one representative for all aggregating persons and entities, and the Company shall be entitled to definitively rely upon the authority of such representative and any action or omission of such representative in exercising or failing to exercise the rights hereunder.

               (c) The Company shall provide to each holder of the Company's Series E and Series F Preferred Stock holding not less than 1.25% of the then outstanding capital stock of the Company on an as-converted basis (assuming exercise of all outstanding options and warrants to purchase capital stock of the Company) copies of materials prepared by the Company on a monthly basis for the Board of Directors, including, but not limited to, minutes of the previous Board of Directors meeting, financial statements and presentation materials; provided, however, that each Holder agrees to hold any such information received from the Company pursuant to this Section 4.2(c) in confidence, and not to use or disclose any of such information to any third party or to any regulatory authority to which a Holder is subject, except to the extent such information may be made publicly available by the Company or otherwise as required by law.

               (d) The Company shall permit each Holder holding not less than 615,836 (as adjusted for any stock splits, stock dividends and the like) shares of Registrable Shares, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account



                                      14.

and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Holder; provided, however, that the Company shall not be obligated pursuant to this subsection 4.2(d) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

               (e) The Company shall deliver to each Holder a quarterly balance sheet and income statement.

               (f) The covenants set forth in this Section 4.2 shall terminate as to all Holders and be of no further force or effect immediately upon the consummation of the Company's Initial Offering.

        4.3 DEBT. The Company shall be required to obtain the consent of a majority of the Board of Directors before issuing any material debt security, including, without limitation, borrowings from any bank or financial institution.

        4.4 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Code and the regulations thereunder ("FIRPTA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. Section 1.897-2(h), or any supplementary or successor provision thereto. Within thirty (30) days of a request from a Holder or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. Section 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

        4.5    BOARD VISITATION PRIVILEGES.

               (a) Any Holder holding not less than 1,048,762 (as adjusted for any stock splits, stock dividends and the like) shares of Series B Preferred Stock (or shares issued in conversion thereof) shall be entitled to designate a representative to attend, as a nonvoting observer, meetings of the Board of Directors. Such representative shall be required to sign a confidentiality agreement. Such representative shall be entitled to notice of such meeting and distribution of the agenda and other information disseminated to the Board in connection with such board meeting. The Company has the right to exclude the representative, from the entire meeting or portions thereof, if attendance by the representative at such meeting or portion of such meeting or dissemination of such information would, in the reasonable determination by the Company, compromise or adversely affect the attorney-client privilege or would result in a conflict of interest situation.

               (b) Subject to Section 4.2, any Holder holding not less than 615,836 (as adjusted for any stock splits, stock dividends and the like) shares of Registrable Securities shall be entitled to (i) receive notice of all meetings of the Board of Directors and the materials to be



                                      15.

distributed therewith by the Company and (ii) attend (at such Holder's own expense) up to one-half of the regularly-scheduled meetings of the Board of Directors per year; provided, however, that any such observer must be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld.

        4.6 INDEMNIFICATION; DIRECTORS & OFFICERS LIABILITY INSURANCE. During the term of this Agreement and for so long as one or more representatives of the Holders remain on the Company's Board of Directors the Company will use its best efforts to: (i) maintain indemnification provisions in the Company's Bylaws substantially in the form set forth in the Company's Bylaws as approved February 13, 1995, and (ii) obtain and keep directors' and officers' liability insurance in the minimum amount of $2,000,000 if such coverage is available at commercially reasonable rates.

        4.7 INSURANCE. The Company will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

        4.8 TRANSACTIONS WITH AFFILIATES. The Company will not engage in any transaction with any affiliate on terms more favorable to the affiliate than would have been obtainable on an arms-length basis in the ordinary course of business.

        4.9 AGREEMENTS WITH EMPLOYEES. The Company shall enter into agreements with each of its employees and consultants, respectively, including provisions relating to assignment of inventions and confidentiality.

        4.10 BOARD EXPENSES. The Company will pay the reasonable out-of-pocket expenses (including airfare) incurred of any representative member of the Board of Directors who is not then an employee of the Company incurred while acting on behalf of the Company, including attending meetings of the Board of Directors, upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

        4.11 INDEMNIFICATION OF DIRECTORS AND OFFICERS. During any period in which a representative or designee of the Holders serves on the Company's Board of Directors, the Company will continue to indemnify its officers and directors to the full extent permitted by law.

        4.12 TERMINATION. The covenants set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 and 4.12 shall terminate as to all Holders and be of no further force or effect immediately upon the consummation of the Company's Initial Offering.

5.      BOARD REPRESENTATION.

        5.1 Subject to the terms and conditions set forth below, each of the Holders, the Founder and their transferees hereunder will take such action as is necessary to cause the election to the Board of Directors of the persons referenced below (and against any proposal to remove the persons referenced below), including but not limited to voting or causing to be voted all



                                      16.

shares of voting capital stock of the Company now or hereafter beneficially owned or controlled by such Holder, Founder or transferee:

               (a) Thomas H. Bredt or such other person designated by Menlo Ventures VI ("MENLO") for so long as Menlo and its affiliates hold at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series B Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The right to designate one member of the Board of Directors set forth in this subparagraph shall be transferable to a subsequent holder or transferee acquiring at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series B Preferred Stock (or Common Stock issuable upon conversion thereof) held by Menlo.

               (b) Kevin Fong or such other person designated by Mayfield VII ("MAYFIELD") for so long as Mayfield and its affiliates hold at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series B Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The right to designate one member of the Board of Directors set forth in this subparagraph shall be transferable to a subsequent holder or transferee acquiring at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series B Preferred Stock (or Common Stock issuable upon conversion thereof) held by Mayfield.

               (c) David Dull or such other person designated by Herb Alpert ("ALPERT") for so long as Alpert and his affiliates hold at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series A Preferred Stock and Series B Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The right to designate one member of the Board of Directors set forth in this subparagraph shall be transferable to a subsequent holder or transferee acquiring at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series A and Series B Preferred Stock (or Common Stock issuable upon conversion thereof) held by Alpert.

               (d) Gregory Olbright, provided that, such obligation to elect Gregory Olbright ("OLBRIGHT") shall terminate on the earlier of the following events: (i) the date he no longer owns beneficially at least 750,000 shares of the Company's voting capital stock (as adjusted by any stock split, stock dividend or similar occurrence after the date hereof), or (ii) the date he shall engage in another business as a founder or employee of, or consultant to (provided that serving solely as a director shall not be deemed to be acting as a consultant), such business which in the reasonable determination of the majority of the Board of Directors, is directly competitive with the Company's business or (iii) Olbright and the Company are engaged in a dispute relating to his employment with the Company, which dispute is not resolved within a period of thirty (30) days after the date of its inception (as determined in good faith by the Board of Directors), and on or after the thirtieth (30th) day after the inception of such dispute, seventy-five (75%) percent of the members of the Board of Directors (without including Olbright in the total number of Directors for calculation of such seventy-five percent), with Olbright abstaining, determines in good faith that a continuing dispute exists and that Olbright's continuation as a member of the Board of Directors would be detrimental to the best interests of the Company; or (iv) in his capacity as a shareholder and during the period of his employment with the Company Olbright



                                      17.

votes against any proposal as to which the Board of Directors has recommended a vote in favor and as to which a negative shareholder vote would give rise to dissenter's rights pursuant to Delaware law. No amendment to this subparagraph
(D) shall be effective without the express written consent of Olbright.

               (e) Juan A. Rodriguez or such other person designated by a majority of the Board of Directors and is not an employee or officer of the Company or a Holder, or an "affiliate" or "associate" of the Company or a Holder as such terms are defined in Rule 12b-2 of the rules and regulations promulgated under the 1934 Act.

               (f) Charles A. Haggerty, or such other person designated by Western Digital Corporation ("WDC") for so long as WDC holds at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series D Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The right to designate one member of the Board of Directors set forth in this subparagraph shall not be transferable.

               (g) Tim Spicer or such other person designated by AVI/Arcxel Investors A, L.P. ("AVI") for so long as AVI and its affiliates hold at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series F Preferred Stock (or shares of Common Stock issuable upon conversion thereof). The right to designate one member of the Board of Directors set forth in this subparagraph shall be transferable to a subsequent holder or transferee acquiring at least 928,571 (as adjusted for any stock splits, stock dividends and the like) shares of Series F Preferred Stock (or Common Stock issuable upon conversion thereof) held by AVI.

               (h) The Holders, the Founder and Permitted Transferees will vote shares and execute and deliver or cause to be executed and delivered any instruments, certificates, stockholders written consents or other documents or take such other actions (or refrain from taking such actions) as may reasonably be required for the purposes of fully implementing this Section 5.

        5.2 BOARD OF DIRECTORS. Each Holder will vote all of his or its voting securities of the Company and take all other necessary or desirable actions within his or its control (whether in the capacity of stockholder, director, member of the executive committee or officer of the Company or otherwise), in order to cause the Board to consist of not more than seven members; provided that, upon unanimous consent by the Board of Directors, the board may increase its size to not more than eight members and the foregoing covenant shall apply to such increased number of Board Members.

6.      RESTRICTIONS ON TRANSFERS.

        6.1 GENERAL RESTRICTION. No sale, assignment, transfer, pledge, hypothecation, gift, or other disposition of any shares of the Company's capital stock, including, without limitation, certain Warrants dated as of October 6, 1995 to purchase the Company's Series A Preferred Stock, (the "SHARES") now owned or hereafter held by any Holder, whether voluntary, involuntary or by operation of law or (in the case of a Holder which is not a natural person) pursuant to a merger, consolidation, sale of assets or other reorganization, or a change in



                                      18.

beneficial ownership, and whether testamentary or inter-vivos, or otherwise, may be made except as permitted by this Agreement and in accordance with its terms. The Company agrees that it will not cause or permit the transfer of any Shares to be made on its books unless the transfer is permitted by this Agreement and has been made in accordance with its terms.

        6.2    RESTRICTIONS ON TRANSFER.

               (a) RIGHT OF FIRST OFFER. If a Holder at any time proposes to sell for cash all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by such Holder, the Holder shall first deliver to the Company written notice stating the terms and conditions of the proposed transfer and offering to sell the shares to the Company as hereinafter provided at the purchase price set forth in the offer (the "PURCHASE PRICE").

               (b) PURCHASE OPTION. Subject to any limitations imposed by law, the Company shall have a period of fifteen (15) days, after receipt of the notice described in Section 6.3 (a), in which to elect to purchase all, and not less than all, of the offered shares upon the terms stated in the notice by delivering written notice to the Holder of its election to purchase such shares. The Holder and any of its representatives shall not vote at the shareholders and/or directors meeting on the question of the exercise or non-exercise of the Company's right to purchase as provided herein; however, if the Company elects to exercise its right to purchase, the Holder shall then participate in any vote taking any other action in connection with the purchase, including the reduction of stated capital or re-evaluation of assets, as may be necessary in order to effect the purchase.

               (c) ASSIGNMENT. The Company may, in its sole discretion, assign its purchase rights to any of its existing shareholders as it may determine. The assignment may be made at any time during the fifteen (15) day exercise period by notice to the shareholder. The assignee shareholders shall have fifteen (15) days from the date of such notice to exercise the purchase rights hereunder.

               (d) TRANSFER; NEW OFFER. If all of the shares are not purchased pursuant to the foregoing provisions of this Section 6, then the entire amount of the Shares may be transferred by the Holder on the terms set forth in the initial notice to the Company pursuant to the terms and conditions specified therein; provided, however, that such transferee and the transferred shares shall be bound by the terms of this Agreement. If such transfer is not made within thirty (30) days following the termination of the right to purchase, a new offer must be made pursuant to the provisions of this Section 6 before the Holder can transfer any portion of his Shares and the provisions of this Section 6 shall again apply to such transfer.

        6.3 EXCLUDED TRANSFERS. Provided that the Holder has first given the Company notice of any such transfer, the restrictions on transfer set forth in this Section 6 shall not apply to (a) a transfer to the Holder's estate, heirs, administrators or executors, (b) a transfer in connection with a merger, reorganization or the sale of all or substantially all of the assets of a Holder which is a corporation, (c) a transfer by right of survivorship of Shares held as joint tenants, (d) a transfer (whether by gift or otherwise) from the Holder to such Holder's spouse, lineal descendants or ancestors (or to a trustee of a trust for the benefit of such persons), (e) a transfer to



                                      19.

a corporation or other business entity wholly owned by, or under common control with, the Holder, (f) a transfer to the Holder's general or limited partners or, if the Holder is a corporation, to any or all of its stockholders, (g) a transfer to the Company, its officers or directors, or any other stockholder of the Company; provided, however, that as to each such transfer, transferees and the transferred Shares shall be bound by the terms of this Agreement, or (h) transfers by Alpert of not more than an aggregate of 669,000 shares of capital stock to persons or entities having a close preexisting business relationship with Alpert provided that, in no event shall Alpert make transfers pursuant to this Section 6.3(h) to more than an aggregate of ten (10) persons or entities and further, that any transfer to a person or entity that is not an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Rules and Regulations promulgated under the Securities Act shall be subject to prior written approval by the Company.

        6.4 MARKING OF CERTIFICATES. Each certificate representing Shares subject to this Agreement shall bear the following legend:

               "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS PURSUANT TO CERTAIN STOCK AGREEMENTS, (THE "AGREEMENTS"). SUCH AGREEMENTS, AMONG OTHER THINGS, RESTRICT CERTAIN RIGHTS WITH RESPECT TO VOTING, TRANSFER OR PLEDGE OF THE SHARES, OR OTHERWISE ENCUMBER THE SHARES REPRESENTED HEREBY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

        6.5 ACQUISITION OF OTHER SHARES. If the Holder shall acquire any other Shares, such other Shares shall be subject to all the terms of this Agreement and the certificates representing them shall be marked as set forth in Section 6.4.

        6.6 TERMINATION OF RIGHT OF FIRST OFFER. The foregoing right of first offer shall terminate on the closing of the transaction in which securities of the Company are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States SEC pursuant to the Securities Act and such right of first refusal shall not extend to shares sold pursuant to such registration statement.

7.      MISCELLANEOUS.

        7.1 ASSIGNMENT. Subject to the transfer restrictions set forth above, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        7.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.



                                      20.

        7.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        7.5    NOTICES.

               (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the Holders to their respective addresses as set forth under their name on Exhibit A attached hereto and, if to the Company, to Vixel Corporation, 325 Interlocken Pkwy., Broomfield, Colorado 80021, Attention: President, with a copy to Cooley Godward LLP, 2595 Canyon Blvd., Suite 250, Boulder, CO 80302 Attention: James C.T. Linfield.

               (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, by a nationally recognized overnight courier service, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

               (c) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given five (5) days after the airmailing, overnight couriering, telexing or telecopying thereof.

        7.6 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        7.7 EFFECT OF AMENDMENT OR WAIVER. Each Holder and its successors and assigns acknowledge that by the operation of Section 2 hereof the holders of a majority of the outstanding Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate all rights pursuant to this Agreement.

        7.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        7.9 RIGHTS OF HOLDERS. Each holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability



                                      21.

to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

        7.10 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Registrable Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

        7.11 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.



                            [Signature Page Follows]



                                      22.

        IN WITNESS WHEREOF, this Amended and Restated Investors Rights Agreement is hereby executed as of the date first above written.

                                        COMPANY:

                                        VIXEL CORPORATION


                                        By: /s/ Gregory R. Olbright
                                            ------------------------------------
                                            Gregory Olbright, President and CEO


                                        HOLDERS:



                                        Printed Name
                                                     ---------------------------
                                                      (person or entity)



                                        By:
                                           -------------------------------------



                                        Title:
                                              ----------------------------------

                                TABLE OF CONTENTS


                                                                                         PAGE
1.      TERMINATION OF AGREEMENTS...........................................................1
2.      AMENDMENT...........................................................................1
3.      REGISTRATION RIGHTS.................................................................2

        3.1    Definitions as used in this Agreement........................................2
        3.2    Demand Registration..........................................................3
        3.3    Piggyback Registration.......................................................4
        3.4    Form S-3 Registration........................................................4
        3.5    Obligations of the Company...................................................5
        3.6    Furnish Information..........................................................6
        3.7    Expenses of Registrations....................................................7
        3.8    Underwriting Requirements....................................................7
        3.9    Delay of Registration........................................................8
        3.10   Indemnification..............................................................8
        3.11   Reports under the 1934 Act..................................................10
        3.12   Assignment of Registration Rights...........................................10
        3.13   "Market Stand-Off" Agreement................................................11
        3.14   Termination of Registration Rights..........................................11
        3.15   Limitations on Subsequent Registration Rights...............................11

4.      ADDITIONAL RIGHTS..................................................................11

        4.1    Right of First Offer........................................................11
        4.2    Information Rights..........................................................13
        4.3    Debt........................................................................15
        4.4    Qualified Small Business....................................................15
        4.5    Real Property Holding Corporation...........................................15
        4.6    Board Visitation Privileges.................................................15
        4.7    Indemnification; Directors & Officers Liability Insurance...................16
        4.8    Insurance...................................................................16
        4.9    Transactions with Affiliates................................................16
        4.10   Agreements with Employees...................................................16
        4.11   Board Expenses..............................................................16
        4.12   Indemnification of Directors and Officers...................................16
        4.13   Termination.................................................................16

5.      BOARD REPRESENTATION...............................................................17

        5.2    Board of Directors..........................................................18

6.      RESTRICTIONS ON TRANSFERS..........................................................18

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                         PAGE
        6.1    General Restriction.........................................................18
        6.2    Restrictions on Transfer....................................................19
        6.3    Excluded Transfers..........................................................19
        6.4    Marking of Certificates.....................................................20
        6.5    Acquisition of other Shares.................................................20
        6.6    Termination of Right of First Offer.........................................20

7.      MISCELLANEOUS......................................................................20

        7.1    Assignment..................................................................20
        7.2    Governing Law...............................................................20
        7.3    Counterparts................................................................21
        7.4    Titles and Subtitles........................................................21
        7.5    Notices.....................................................................21
        7.6    Attorney's Fees.............................................................21
        7.7    Effect of Amendment or Waiver...............................................21
        7.8    Severability................................................................21
        7.9    Rights of Holders...........................................................22
        7.10   Delays or Omissions.........................................................22
        7.11   Entire Agreement............................................................22



                                      ii.

                                    EXHIBIT A


Japan Associated Finance Co., Ltd.                JAFCO R-1(A) Investment Enterprise Partnership
c/o Todd Brooks                                   c/o Todd Brooks
505 Hamilton Avenue, Suite 310                    505 Hamilton Avenue, Suite 310
Palo Alto, CA 94301                               Palo Alto, CA 94301

JAFCO R-1(B) Investment Enterprise Partnership    U.S. Information Technology Investment
c/o Todd Brooks                                   Enterprise Partnership
505 Hamilton Avenue, Suite 310                    c/o Todd Brooks
Palo Alto, CA 94301                               505 Hamilton Avenue, Suite 310
                                                  Palo Alto, CA 94301

Mayfield VII, a California Limited                Jerome S. Moss
Partnership                                       c/o Rondor Music International
2800 Sand Hill Road                               North La Cienega Blvd.
Menlo Park, CA 94025                              Los Angeles, CA 90048

Mayfield Associates Fund II, a California         Werner F. Wolfen
Limited Partnership                               c/o Irell & Manella
2800 Sand Hill Road                               1800 Avenue of the Stars
Menlo Park, CA 94025                              Los Angeles, CA 90067

Menlo Ventures VI, L.P.                           Juan A. Rodriguez
3000 Sand Hill Road                               4517 Navajo Place
Menlo Park, CA 94025                              Boulder, CO 80303

Menlo Entreprenuers Fund VI, L.P.                 John P. Brincko
3000 Sand Hill Road                               Brincko Associates, Inc.
Menlo Park, CA 94025                              1801 Avenue of the Stars
                                                  Suite 1054
                                                  Los Angeles, CA 90067

Patterson Family Trust U/D/T 8/26/88              E. J. Olbright
115 Glen Ridge Avenue                             c/o Colorado First Construction Co.
Los Gatos, CA 95030                               160 Highway 6, Suite 204
                                                  Drawer 1099
                                                  Silverthorne, CO 80498

Greg Reyes                                        Gregory Olbright
P.O. Box 8751                                     c/o Vixel Corporation
17376 Calle Mayor                                 325 Interlocken Parkway
Rancho Santa Fe, CA 92067                         Broomfield, CO 80021

Herb Alpert                                       Silicon Valley Bank
c/o Rondor Music International                    1731 Embarcadero Road, Suite 220
360 North La Cienega Blvd.                        Palo Alto, CA 94303
Los Angeles, CA  90048

Comdisco, Inc.                                    Western Digital Corporation
6111 North River Road                             8105 Irvine Center Drive
Rosemont, IL  60018                               Irvine, CA 92718

Triumph-Connecticut Limited Partnership           Tudor Arbitrage Partners, L.P.
100 California Street, Suite 756                  40 Rowes Wharf, 2nd Floor
San Francisco, CA  94111                          Boston, MA  02110
Richard McLaughlin                                Attention:  Robert Fortenza
With a copy to:
Charles B. Spadoni
Cityplace I
35th Floor
Hartford, CT  06103

Hancock Venture Partners IV-Direct Fund L.P.      Tudor BVI Futures, Ltd.
One Financial Center, 39th floor                  40 Rowes Wharf, 2nd Floor
Boston, MA 02111                                  Boston, MA  02110
                                                  Attention:  Robert Fortenza

Pilgrim Baxter Hybrid Partners I, L.P.            Vixel Investors, L.P.
1255 Drummers Lane, Suite 300                     909 3rd Avenue, 9th Floor
Wayne, PA 19087                                   New York, NY 10022

Raptor Global Fund, L.P.                          Navigator Fund, L.P.
40 Rowes Wharf, 2nd Floor                         909 3rd Avenue, 9th Floor
Boston, MA 02110                                  New York, NY 10022
Attention:  Robert Fortenza


Raptor Global Fund, Ltd.                          Navigator Global Fund, Limited
40 Rowes Wharf, 2nd Floor                         909 3rd Avenue, 9th Floor
Boston, MA 02110                                  New York, NY 10022
Attention:  Robert Fortenza

David Dull                                        Brenner Family Revocable Trust Dated April
c/o Irell & Manella                               24, 1994
1800 Avenue of the Stars                          14241 Juniper Lane
Los Angeles, CA 90067                             Saratoga, CA 95070

Stanford University                               Joseph M. Schell
c/o Stanford Management Company                   3983 Happy Valley Road
2770 Sand Hill Road                               Lafayette, CA 94549
Menlo Park, CA 94025

Howard Johnson                                    C. L. Gerhardt, Jr.
16541  Redmond Way, Suite 264                     600 Montgomery St.
Redmond, WA 98052                                 San Francisco, CA 94111

Paul S. and Joan K. Madera                        Otto Victor Tschudi and Yvonne
1205 Vancouver Avenue                             Louise-Ericksen Tschudi, Trustee or Successor
Burlingame, CA 94010                              Trustee, of the Otto Victor Tschudi and
                                                  Yvonne Louise-Ericksen Revocable Living
                                                  Trust, Dated Sept. 8, 1988
                                                  1885 St. Andrews Drive
                                                  Moraga, CA 94556

Derek Lemke-von Ammon                             Kenneth G. Rivera
66 27th Avenue                                    555 California Street, Suite 4650
San Francisco, CA 94121                           San Francisco, CA 94104

William B. Bunting                                Mark Lieberman
61 Lakeview Avenue                                1251 Francisco Street
Piedmont, CA 94611                                San Francisco, CA 94123

Stephen A. LeBlang                                AVI/Arcxel Investors A, L.P.
2212 Nicholl St.                                  AVI/Arcxel Investors B, L.P.
Boulder, CO 80304                                 AVI/Arcxel Investors C
                                                  One Bush Street, Suite 1350
                                                  San Francisco, CA 94104
                                                    Attn: Tim Spicer

Nationsbank Montgomery Securities                 Transamerica Business Credit Corporation
600 Montgomery Street                             Riverway II
San Francisco, CA 94111                           West Office Tower
  Attn: Paul Madera                               9399 West Higgins Road
                                                  Rosemont, IL 60018
Robert Rich
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660-6641